UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Sale of Enterprise Solutions Business

On July 20, 2009, Nortel Networks Limited’s (NNL) parent company, Nortel Networks Corporation (NNC), announced that it, NNL and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (together, Nortel), entered into a “stalking horse” asset and share sale agreement with Avaya, Inc. (Avaya) for its North American, Caribbean and Latin American (CALA) and Asian Enterprise Solutions business, and into an asset sale agreement with Avaya for the European, Middle Eastern and African (EMEA) portion of its Enterprise Solutions business, for a purchase price of $475 million. These agreements include the planned sale of substantially all of the assets of the Enterprise Solutions business globally as well as the shares of Nortel Government Solutions Incorporated and Diamondware, Ltd.

Nortel and Avaya have made customary representations, warranties and covenants in the asset and share sale agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the agreement and closing of the transaction. At closing, Nortel and Avaya will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services for a period of up to 12 months after closing of the transaction.

The asset and share sale agreements also contain customary termination rights for Nortel and Avaya. If the asset and share sale agreements are terminated in certain circumstances and Nortel enters into an alternative transaction for the sale of its Enterprise Solutions business within 9 months following such termination, Nortel will owe Avaya a break-up fee of $14.25 million (minus 50 percent of the expenses reimbursed by Nortel to Avaya, which are capped at $9.5 million) if such alternative transaction is eventually consummated. If the Agreement is terminated (i) by Nortel or Avaya because closing does not occur within 270 days from signing (in the case of a termination by Nortel) or within 365 days from signing (in the case of a termination by Avaya) due to antitrust reasons or, at any time, because the transaction is prohibited by antitrust authorities, (ii) by Nortel because of a material intentional breach by Avaya that is not cured, or (iii) by Avaya for any reason before September 4, 2009, then, in each case, provided that at the time of termination Nortel is not in material intentional breach of the agreement (such breach not having been cured) and the conditions to closing can still be satisfied within 365 days of signing, Avaya will pay to Nortel a $100 million cash fee. In certain circumstances (including failure by Avaya to secure antitrust clearance without material intentional breach of the agreement), payment by Avaya of such cash fee (which was deposited into escrow concurrent with signing of the agreement) represents the sole remedy available to Nortel for Avaya’s pre-closing breaches of the agreement. Avaya’s total liability for pre-closing breaches is capped at $200 million.

Nortel will file the stalking horse asset and share sale agreement with the United States Bankruptcy Court for the District of Delaware along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Following completion of the bidding process, final approval of the U.S. and Canadian courts will be required.

In relation to the EMEA entities to which they are appointed, the UK Joint Administrators have the authority, without further court approval, to enter into the EMEA asset sale agreement on behalf of those relevant Nortel entities. In some EMEA jurisdictions this transaction is subject to information and consultation with employee representatives prior to finalization of the terms of sale.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the courts in France and Israel. The stalking horse asset and share sale agreement and the EMEA asset sale agreement are also subject to purchase price adjustments under certain circumstances.

Item 8.01 Other Events.

As previously announced, Nortel does not expect that the NNC common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests. Nortel applied to delist their shares from trading on the Toronto Stock Exchange (TSX) and delisting occurred on June 26, 2009 at the close of trading.

As a result of the TSX delisting, certain sellers of Nortel shares who are not residents of Canada for purposes of the Income Tax Act (Canada) may be liable for Canadian tax and may be subject to tax filing requirements in Canada as a result of the sale of such shares after June 26, 2009. Also, purchasers of Nortel shares from non-residents may have an obligation to remit 25% of the purchase price to the Canada Revenue Agency. Parties to sales of Nortel shares involving a non-resident seller should consult their tax advisors or the Canada Revenue Agency. The statements herein are not intended to constitute, nor should they be relied upon as, tax advice to any particular seller or purchaser of NNC common shares or NNL preferred shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ GORDON A. DAVIES
Gordon A. Davies Chief Legal Officer and Corporate Secretary

By:	/s/ ANNA VENTRESCA
Anna Ventresca Assistant Secretary

Dated: July 20, 2009

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